Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 20, 2007, by and among M-Wave International, LLC, an Illinois limited liability company (“Purchaser”), M-Wave, Inc., a Delaware corporation (“Seller”), Joseph Turek (“Turek”) and Robert Duke (“Duke”), individual residents of the State of Illinois.  Certain capitalized terms used herein are defined in Article I.

RECITAL

WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser all of the Acquired Assets (as defined below), and Purchaser wishes to assume all of the Assumed Obligations (as defined below), all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.  The following terms shall have the corresponding meanings for the purposes of this Agreement:

“Acquired Assets” has the meaning provided in Section 2.3.

“Adverse Recommendation Change” has the meaning set forth in Section 5.3(d).

“Agreement” has the meaning set forth in the Preamble.

“Assumed Obligations” has the meaning provided in Section 2.6.

“Bankruptcy Code” has the meaning provided in Section 5.9.

“Board” means the Board of Directors of Seller.

“Business” means Seller’s existing business, which for the avoidance of doubt does not include the business of SunFuels, Inc. or Blue Sun Biodiesel, L.L.C.

“Closing” has the meaning set forth in Section 6.1.

“Closing Balance Sheet” means a balance sheet of Seller (including any notes thereto) as at the close of business on a date not more than three days prior to the Closing Date, prepared in accordance with GAAP consistently applied.

“Closing Date” has the meaning set forth in Section 6.1.

“Common Stock” means the common stock, par value $0.005 per share of Seller.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable.

“Customer Deposits” has the meaning set forth in Section 2.3(h).

“Duke” has the meaning provided in the Preamble.

“Employees” means all current employees of Seller and any independent contractors who regularly perform services for Seller as of the Closing Date.

“Excluded Assets” has the meaning provided in Section 2.5.

“Excluded Contracts” means the Contracts listed on Schedule 1.1.

“Excluded Obligations” has the meaning provided in Section 2.7.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, or encumbrance.

“No-Shop Period Start Date” has the meaning set forth in Section 5.3.

“Notice Period” has the meaning set forth in Section 5.3(e)(i)(1).

“Permits” has the meaning set forth in Section 5.2.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity or Governmental Authority.

“Premises” means the premises located at 11533 Franklin Avenue, Franklin Park, IL 60131.

“Proxy Statement” means the proxy statement of Seller relating to the SunFuels Mergers.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Persons” has the meaning provided in Section 5.6(b).

“Related Agreements” means the following documents, each of which are dated as of the Closing Date: (i) the Bill of Sale by Seller in favor of Purchaser relating to the transfer of assets, (ii) the Assignment and Assumption Agreement between Seller and Purchaser, (iii) the Assignment of Patents between Seller and Purchaser, (iv) the Assignment of Uniform Resource Locators (“URLs”) between Seller and Purchaser, (v) the Assignment of the “M-Wave” trademark, (vi) an assignment of the name “M-Wave” that will enable Purchaser to use such name in the State of Illinois as its limited liability company name in a form reasonably acceptable to Purchaser and (vii) the Application for Withdrawal and Final Report of Seller (IL Form BCA 13.45).

“Required Consents” has the meaning set forth in Section 7.3.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Persons” has the meaning provided in Section 5.6(a).

“Seller Recommendation” shall have the meaning set forth in Section 5.4.

“Seller Representatives” has the meaning set forth in Section 5.3.

“Seller Stockholder Approval” has the meaning set forth in Section 5.4.

“Seller Stockholder Meeting” has the meaning set forth in Section 5.4.

“Shares” has the meaning set forth in Section 2.1.

“SunFuels Mergers” means the merger of SunFuels, Inc. into Ocean Merger Sub, Inc. and the merger of Blue Sun Biodiesel, L.L.C. into SunFuels, Inc.

“Superior Proposal” means any Takeover Proposal that, on its terms, the Board or any committee thereof determines in its good faith judgment would, if consummated, be more favorable to Seller or Seller’s stockholders from a financial point of view than the Contemplated Transactions (x) after taking into account the likelihood and timing of consummation (as compared to the Contemplated Transactions) and (y) after taking into account all material legal, financial (including the financing terms of any such Takeover Proposal), regulatory or other aspects of such Takeover Proposal.

“Takeover Proposal” means any proposal or offer, on its most recently amended and modified terms, from any Person or group of Persons (other than Purchaser and its affiliates) relating to any direct or indirect acquisition or purchase of all or substantially all of the equity securities or consolidated assets of Seller and its subsidiaries.  For the avoidance of doubt, no discussions held or actions taken with respect to the SunFuels Mergers or any transactions related thereto shall constitute a Takeover Proposal.

“Termination Fee” means $30,000.

“Transaction Documents” has the meaning provided in Section 5.9.

“Turek” has the meaning provided in the Preamble.

“Working Capital” means the current assets of Seller, other than Excluded Assets, less the current liabilities of Seller, other than Excluded Obligations.

“Working Capital Excess” means the amount, if any, by which (x) the total Working Capital as derived from the Closing Balance Sheet is greater than (y) $770,000.

1.2           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  References to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.  The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1           Payment of Consideration.  On the Closing Date, in consideration for the purchase and sale of the Acquired Assets and the assumption of the Assumed Obligations, Purchaser and Turek, jointly and severally, agree to deliver to Seller the following (collectively, the “Shares”): 300,000 shares of Common Stock (subject to adjustment for any stock split, reverse stock split, stock dividend or similar transaction) plus a number of shares of Common Stock, rounded to the nearest whole share, equal to the result of (i) any Working Capital Excess divided by (ii) $3.00 (subject to adjustment for any stock split, reverse stock split, stock dividend or similar transaction).

2.2           Closing Balance Sheet.  At least two Business Days prior to the Closing Date, Seller shall deliver to Purchaser the Closing Balance Sheet and a certificate of Seller’s chief financial officer setting forth any Working Capital Excess.

2.3           Acquired Assets.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser hereby agrees to acquire and take assignment and delivery from Seller all of the assets owned by Seller (wherever located), except for those assets specifically excluded pursuant to Section 2.5 (all of the assets sold, transferred, assigned, conveyed and delivered to Purchaser hereunder are referred to collectively herein as the “Acquired Assets”). The Acquired Assets include, but are not limited to, all of Seller’s right, title and interest in and to the following:

(a)           All equipment, computers, furniture, fixtures, samples, marketing materials and all other items of tangible personal property, of every kind and description, used in the operation of or relating to the Business or currently located on the Premises;

(b)           All inventories wherever located, including all raw materials, work in process and finished goods inventories, and supplies and packaging used in the operation of the Business;

(c)           Any and all accounts receivable, trade receivables, prepaid assets such as insurance and other receivables;

(d)           All documents, records and files, whether in tangible or electronic format;

(e)           All intangible property used in or relating to the Business, the Acquired Assets or used on or related to the Premises, including without limitation:  all trademarks, service marks, whether registered or existing at common law, trade names, trade dress, logos, slogans, other indicia of origin and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, reexaminations and applications for any of the foregoing); copyrights, whether registered or existing at common law (including any registrations and applications for any of the foregoing); editorial content; Internet domain names (including any registrations, reservations and applications for any of the foregoing), URLs and the corresponding Internet sites, including without limitation mwav.com; software; “mask works” (as defined under 17 USC § 901) and any registrations and applications for “mask works”; and trade secrets and proprietary information or material of any type not otherwise listed in this Section 2.3(e), including without limitation, inventions (whether or not patentable or reduced to practice), technical data, customer lists, corporate and business names, trade names, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, software programs, databases, data collections and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; all Contracts relating to the foregoing intellectual property used by or related to the Business, including those items set forth on Schedule 2.3(e);

(f)           Goodwill, causes of action, rights in actions and other similar claims;

(g)           All telephone and fax numbers used in Seller’s Business or at the Premises;

(h)           Any cash customer deposit for a purchase order, where such cash has not already been used to fulfill such purchase order as of the Closing Date, as reasonably determined by Seller (“Customer Deposits”); and

(i)           All other assets of Seller (except for Excluded Assets and those assets previously described in this Section 2.3), including prepaid expenses and lease, utility and similar deposits of Seller and any and all deposits, prepayments, guaranties, letters of credit and other security held by Seller.

2.4           Assignment of Contracts, Leases and Other Assets.  At the Closing, Seller hereby agrees to assign and transfer to Purchaser all of Seller’s right, title and interest in and to, and Purchaser hereby agrees to take assignment of, the following (and all of the following shall be deemed included in the term “Acquired Assets” as used herein).

(a)           All trade payables and accrued expenses;

(b)           All customer orders;

(c)           The Premises Lease and all other Contracts (other than the Excluded Contracts), including those items set forth on Schedule 2.4(c); and

(d)           To the extent assignable, all Permits necessary to operate the Business and the Premises.

2.5           Excluded Assets.  The following assets of Seller shall be retained by Seller and are not being contributed or assigned to Purchaser hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a)           Cash and cash equivalents, other than Customer Deposits;

(b)           All corporate books and records, including stock ledgers and corporate minute books;

(c)           All accounting and tax information and records, including all tax returns; provided, that Purchaser shall be entitled to receive a copy of Seller’s accounting and tax records upon written request and shall be entitled to access during normal business hours to the originals of such records upon written request;

(d)           The Excluded Contracts;

(e)           All shares of stock of Ocean Merger Sub, Inc.; and

(f)           All assets and rights related to the SunFuels Mergers.

2.6           Assumed Obligations.  At the Closing, Purchaser hereby agrees to assume and to pay, perform, fulfill and discharge, all debts, claims, obligations and liabilities of Seller, whether accrued or unaccrued, absolute or contingent, other than the Excluded Obligations (the “Assumed Obligations”).  The Assumed Obligations include all debts, claims, obligations and liabilities of Seller, whether accrued or unaccrued, absolute or contingent, relating to or arising out of (i) the violation of any environmental law or the handling, use or storage of any hazardous substance, toxic substance or pollutant, (ii) the violation of any employment law or any other employment matter, including any claim for compensation or severance  and (iii) any product warranty made by Seller.

2.7           No Other Liabilities Assumed.  Anything in this Agreement to the contrary notwithstanding, Purchaser shall not assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of the following obligations (the “Excluded Obligations”):

(a)           All costs, expenses, liabilities and obligations under any Excluded Contract;

(b)           All costs, expenses, liabilities and obligations related to the SunFuels Mergers;

(c)           All costs, expenses, liabilities and obligations of Seller related to the Contemplated Transactions, including the fees of B. Riley & Co.;

(d)           All liabilities and obligations relating to any violation or any alleged violation of state or federal securities laws;

(e)           Any severance liabilities relating to the termination of employment of Seller’s employees; and

(f)           Accrued payroll expenses for Seller’s employees (“Accrued Payroll”); provided that Accrued Payroll shall not be an Excluded Liability to the extent Seller’s liabilities exceed its assets, as determined in accordance with generally accepted accounting principles, after the consummation of the Contemplated Transactions but ignoring the effect of the SunFuels Mergers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

3.1           Due Incorporation.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.

3.2           Due Authorization.  Seller has the full power and authority to enter into this Agreement and to consummate the Contemplated Transactions.  Seller has duly and validly executed and delivered this Agreement.  This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.3           Consents and Approvals; No Conflicts, etc.

(a)           Except for the consents set forth on Schedule 3.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the Contemplated Transactions.

(b)           Except as set forth on Schedule 3.3, the execution, delivery and performance by Seller of this Agreement do not and will not (i) violate any Law applicable to Seller or any of its properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller is a party or by which any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by any of the assets or properties of Seller; or (iv) violate or conflict with any provision of the Charter or Bylaws of Seller.

3.4           Brokers.  Except for B. Riley & Co., Seller has not used a broker or finder in connection with the Contemplated Transactions and neither Purchaser nor any affiliate of Purchaser has or will have any liability or otherwise suffer or incur any damage as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Seller in connection with any of the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser, Turek and Duke, jointly and severally, represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows, except that Duke is not making the representations and warranties in Section 4.7:

4.1           Due Incorporation.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Illinois, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.

4.2           Due Authorization.  Purchaser has full power and authority to enter into this Agreement and to consummate the Contemplated Transactions.  The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by the members of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement and the Contemplated Transactions.  Purchaser, Turek and Duke have duly and validly executed and delivered this Agreement.  This Agreement constitutes legal, valid and binding obligations of Purchaser, Turek and Duke, and upon the execution and delivery of the Related Agreements by Purchaser, the Related Agreements will constitute, legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.3           Consents and Approvals; No Conflicts, etc.

(a)           No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser, Turek or Duke of this Agreement and the consummation of the Contemplated Transactions.

(b)           The execution, delivery and performance by Purchaser, Turek or Duke of this Agreement do not and will not (i) violate any Law applicable to Purchaser or any of its properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser, Turek or Duke under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser, Turek or Duke is a party or by which Purchaser, Turek or Duke or any of their respective assets or properties are bound; or (iii) violate or conflict with any provision of Purchaser’s Articles of Organization or Limited Liability Company Agreement.

4.4           Brokers.  Neither Purchaser, Turek nor Duke have used a broker or finder in connection with the Contemplated Transactions and neither Seller nor any affiliate of any Seller has or will have any liability or otherwise suffer or incur any Damage as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Purchaser, Turek or Duke in connection with any of the Contemplated Transactions.

4.5           MWAV Ticker Symbol.  Purchaser acknowledges that, while Seller’s name will be changed upon the effective time of the SunFuels Mergers, Seller’s common stock will continue to trade on the Nasdaq Stock Market or other electronic quotation system under the ticker symbol “MWAV” or a similar symbol until such symbol can be changed in accordance with Nasdaq or other applicable administrative procedures.  Seller will use its commercially reasonable efforts to change its ticker symbol to a different ticker symbol as promptly as possible.

4.6           Limitation of Liability.  Purchaser, Turek and Duke each acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any of its representatives or affiliates makes or has made any representations or warranties, express or implied, in connection with the Contemplated Transactions.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, (i) the Acquired Assets shall be transferred to Purchaser pursuant to this Agreement in their present condition, “AS IS”, with all faults, and without any warranty, express or implied; and (ii) no patent or latent physical or other condition or defect in any of the Acquired Assets or the Business, whether or not now known or discovered, or the existence or occurrence of any obligation or liability, whether absolute, contingent, accrued or unaccrued, shall affect the rights of either party hereunder.

4.7           Ownership of the Shares.  Turek is the owner of the Shares, free and clear of any and all Liens.  Turek will deliver the Shares to Seller on behalf of Purchaser.  To Turek’s knowledge, all of the Shares (i) are validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights.  There are no outstanding contractual obligations of Turek or any of his affiliates that relates to the purchase, sale, acquisition, transfer, disposition, holding or voting of any of the Shares.  The instruments of transfer delivered by Turek to Seller at the Closing will be sufficient to transfer Turek’s entire interest, legal and beneficial, in all of the Shares.  Turek has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the Shares, and upon transfer to Seller of the Shares, Seller will receive good and marketable title to the Shares, free and clear of all Liens.

ARTICLE V

COVENANTS

5.1           Implementing Agreement.  Subject to the terms and conditions hereof, Seller, Turek, Duke and Purchaser shall take all action required of it to fulfill their respective obligations under the terms of this Agreement and shall otherwise use their commercially reasonable efforts to facilitate the consummation of the Contemplated Transactions.  Except as otherwise expressly permitted hereby, Seller, Turek, Duke and Purchaser agree that they will not take any action that would have the effect of preventing or impairing the performance of their obligations under this Agreement.

5.2           Consents and Approvals.  Seller, Turek, Duke and Purchaser shall each use its commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by them of this Agreement and the consummation of the Contemplated Transactions; provided that no contact will be made by Seller, Turek or Duke (or any representative of Seller, Turek or Duke) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to by Purchaser.  Seller shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Seller or any of its affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the Contemplated Transactions, including expedited submission of all materials required by any Governmental Authority in connection with such filings.  Seller shall use its commercially reasonable efforts to obtain all required consents and approvals (if any) to assign and transfer Seller’s licenses and permits (“Permits”) to Purchaser at Closing if such transfer is required by applicable law, and, to the extent that one or more of the Permits are not transferable, to obtain replacements therefor.  If certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Seller shall continue to use such efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing.

5.3           Solicitation; Change in Recommendation.

(a)           During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Chicago time) on the 51st day following the date of this Agreement (the “No-Shop Period Start Date”), Seller and its subsidiaries and their respective officers, directors, employees, agents, advisors and other representatives (such Persons, together with the subsidiaries of Seller, collectively, the “Seller Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage Takeover Proposals, including by way of providing access to non-public information to any other Person or group of Persons and (ii) enter into and maintain or continue discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding a Takeover Proposal.

(b)           Except as permitted by this Section 5.3 Seller and its subsidiaries and their respective directors and officers shall, and Seller shall use its commercially reasonable efforts to cause the other Seller Representatives, to (i) on the No-Shop Period Start Date, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal; and (ii) from the No-Shop Period Start Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, not (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information other than in the ordinary course of business) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal.

(c)           Notwithstanding anything to the contrary contained in Section 5.3(b), if, at any time on or after the No-Shop Period Start Date and prior to obtaining the Seller Stockholder Approval, Seller or any of the Seller Representatives receives a written Takeover Proposal by any Person or group of Persons, which Takeover Proposal was made on or after the No-Shop Period Start Date, (i) Seller and the Seller Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Board or any committee thereof determines in good faith (A) after consultation with its investment bankers, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that failure to take such action could be inconsistent with its fiduciary duties under applicable law, Seller and the Seller Representatives may (x) furnish information (including non-public information) with respect to Seller and its subsidiaries to the Person or group of Persons who has made such Takeover Proposal and (y) engage in or otherwise participate in discussions and negotiations regarding such Takeover Proposal.  From and after the No-Shop Period Start Date, Seller shall promptly advise Purchaser of the receipt by Seller of any Takeover Proposal made on or after the No-Shop Period Start Date or any request for non-public information made by any Person or group of Persons that has informed Seller it is considering making a Takeover Proposal or any request for discussions or negotiations with Seller or the Seller Representatives relating to a Takeover Proposal, and Seller shall provide to Purchaser, at Seller’s option, either (i) a copy of any such Takeover Proposal made in writing provided to Seller or any of its subsidiaries (which, at the option of Seller, may be redacted to remove the identity of the Person or group of Persons making the Takeover Proposal) or (ii) a written summary of the material terms of such Takeover Proposal (it being understood that such material terms do not have to include the identity of the Person or group of Persons making the Takeover Proposal). Following the No-Shop Period Start Date, Seller shall keep Purchaser informed on a prompt basis of any material change to the terms and conditions of any Takeover Proposal.

(d)           Except as set forth in this Section 5.3, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Purchaser, the Seller Recommendation; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Board or a committee thereof, an “Adverse Recommendation Change”); or (iii) cause or allow Seller or any of its subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a confidentiality agreement) to implement a Takeover Proposal.

(e)            (i) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Seller Stockholder Approval, if Seller has received a Takeover Proposal that has not been withdrawn or abandoned and that the Board or any committee thereof concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Purchaser pursuant to clause (2) below, if applicable, the Board or any committee thereof may (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board or any committee thereof determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, however, if the Adverse Recommendation Change pursuant to the foregoing clause (x) and/or termination of this Agreement pursuant to the foregoing clause (y) is to be effected, in either case, as the result of receipt by Seller of a Superior Proposal, then the Board or a committee thereof may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) and/or terminate this Agreement pursuant to the foregoing clause (y) unless:

(1)           Seller shall have provided prior written notice to Purchaser, at least five calendar days in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change in response to such Superior Proposal and/or to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (it being understood that such material terms and conditions do not have to include the identity of the Person or group of Persons making the Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents (provided that such copies of such agreements and other material documents, may exclude the identity of the Person or group of Persons making the Superior Proposal); and

(2)           prior to effecting such Adverse Recommendation Change in response to a Superior Proposal and/or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, Seller shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments to the terms and conditions of this Agreement that are proposed by Purchaser so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event that during the Notice Period any revisions are made to the Superior Proposal to which the proviso in this Section 5.3(e)(i) applies and the Board or any committee thereof in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), Seller shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 5.3(e)(i) with respect to such new written notice, except that the Notice Period shall be reduced to two calendar days.

(ii)           In addition to the rights of the Board and any committee thereof under clause (i) of this Section 5.3(e) and notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Seller Stockholder Approval, the Board or any committee thereof may, other than in response to any Takeover Proposal, (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement if the Board or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that prior to taking either of the actions set forth in the foregoing clause (x) or clause (y), Seller shall take the actions set forth in clauses (1) and (2) of Section 5.3(e)(i) above as if a Superior Proposal that is not an Excluded Superior Proposal had been received by Seller. No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the Contemplated Transactions.

(f)           Nothing contained in this Agreement shall prohibit Seller or the Board or any committee thereof from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act of 1934, as amended, or from making any disclosure to the Seller’s stockholders if, in the good faith judgment of the Board or any committee thereof, after consultation with outside counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable law or is otherwise required under applicable law.

5.4           Seller Stockholder Approval. Subject to the terms and conditions of this Agreement, Seller shall, as soon as practicable after the Proxy Statement is cleared by the SEC for mailing to Seller’s stockholders, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Seller Stockholder Meeting”) for the purpose of obtaining the adoption of this Agreement by the requisite vote of Seller’s stockholders (the “Seller Stockholder Approval”); provided, however, that Seller shall not be required to hold the Seller Stockholder Meeting if the Board or any committee thereof, after consultation with outside counsel, reasonably believes that holding the Seller Stockholder Meeting would be inconsistent with its fiduciary duties under applicable law. Seller shall, through the Board or any committee thereof, but subject to the right of the Board or any committee thereof to make an Adverse Recommendation Change pursuant to Section 5.3(e)(i) or Section 5.3(e)(ii), recommend to its stockholders that the Seller Stockholder Approval be given (the “Seller Recommendation”) and shall include the Seller Recommendation in the Proxy Statement, and, unless there has been an Adverse Recommendation Change, Seller shall take all reasonable lawful action to solicit the Seller Stockholder Approval.

5.5           Employees.  As of the Closing Date, (i)  Seller shall terminate the employment or engagement of all of Seller’s Employees and (ii) Purchaser shall offer an employment or consulting arrangement, on an at-will basis, to all of such Employees, other than Jim Mayer and Jeff Figlewicz.  Purchaser shall require each Employee who is hired by Purchaser, including Turek and Duke, to execute and deliver to Seller at the Closing a release and waiver of all claims against Seller and its directors, officers, employees, representatives and affiliates in a form reasonably acceptable to Seller; provided that, in the case or Turek and Duke, such release and waiver shall not be applicable to this Agreement and in the case of all Employees, such release shall not be applicable to any stock option agreement relating to Seller stock options.  Seller shall also deliver to Turek and Duke at the Closing a release and waiver of all claims against Turek and Duke other than any claims arising under or relating to this Agreement or any Related Agreement, such release to be reasonably acceptable to Seller, Turek and Duke.

5.6           Indemnification.

(a)           Purchaser shall indemnify and hold harmless Seller, its affiliates and their respective officers, directors and other representatives (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of, any cost, loss, liability, claim, obligation, lawsuit, demand, damage, expense or diminution of value, whether or not involving a third-party claim, including without limitation, interest, penalties, damages to the environment, reasonable attorney's fees and all amounts paid in investigation, defense or settlement of any of the foregoing, arising, directly or indirectly, from or in connection with any Assumed Obligation, including all liabilities to Employees required to hired by Purchaser pursuant to Section 5.5 arising on or after the Closing Date.

(b)           Seller shall indemnify and hold harmless Purchaser, its affiliates and their respective officers, directors and other representatives (collectively, the “Purchaser Indemnified Persons”) for, and will pay to the Purchaser Indemnified Persons the amount of, any cost, loss, liability, claim, obligation, lawsuit, demand, damage, expense or diminution of value, whether or not involving a third-party claim, including without limitation, interest, penalties, damages to the environment, reasonable attorney's fees and all amounts paid in investigation, defense or settlement of any of the foregoing, arising, directly or indirectly, from or in connection with any Excluded Obligation.

(c)           Promptly after receipt by an indemnified party under Section 5.6(a) or Section 5.6(b) of notice of the commencement of any proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent (and only the extent) that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(d)           If any proceeding referred to in Section 5.6(c) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, unless the claim involves taxes, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 5.6 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of an proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification under this Section 5.6 and (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent may not be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party.  If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within 15 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected in good faith by the indemnified party.

(e)           Notwithstanding the foregoing, if any party entitled to indemnification hereunder determines in good faith that there is a reasonable probability that an proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of an proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

5.7           Insurance. Seller shall purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under Seller’s existing directors’ and officers’ liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the effective time of the SunFuels Mergers on terms that in all material respects are no less advantageous to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance.

5.8           Seller Proxy Statement.  Purchaser, Turek and Duke shall reasonably cooperate with Seller in the preparation of the Proxy Statement and shall furnish all information concerning itself and its affiliates, officers, members or managers that is required to be included in the Proxy Statement or, to the extent applicable, any other documents to be filed with the SEC in connection with the Contemplated Transactions, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement.  None of the information supplied by Purchaser, Turek or Duke for inclusion or incorporation by reference in the Proxy Statement or any other documents to be filed with the SEC in connection with the Contemplated Transactions will, in the case of the Proxy Statement, at the date it is first mailed to Seller’s stockholders or at the time of the Seller Stockholder Meeting or at the time of any amendment or supplement thereto, in the case of any other documents to be filed with the SEC in connection with the Contemplated Transactions, at the date it is first mailed to Seller’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Seller Stockholder Meeting, any information relating to Purchaser, Turek or Duke or any of their respective affiliates, officers, members or managers, is discovered by Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or any other documents to be filed with the SEC in connection with the Contemplated Transactions, so that the Proxy Statement or any other document to be filed with the SEC in connection with the Contemplated Transactions shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If Purchaser, Turek or Duke discovers any such information it shall (i) promptly (and in any event within two business days) notify Seller and (ii) cooperate reasonably with Seller in the preparation and filing with the SEC of an appropriate amendment or supplement describing such information.

5.9           No Other Sale of Acquired Assets.  Except as contemplated by Section 5.3 or except for sales of assets in ordinary course of business, prior to the Closing Date, Seller shall not sell, lease, mortgage, pledge or otherwise dispose of all or any substantial portion of the Acquired Assets to any third party, nor may Seller agree to do so.

5.10           Obligation to Cause Purchaser to Close.  Turek agrees that he will cause Purchaser to consummate the Contemplated Transactions at the Closing.  Turek represents and warrants to Seller that he has and will have through the Closing the authority and power to perform his obligations under this Section 5.10 without the consent or approval of any other Person.

ARTICLE VI

CLOSING

6.1           Closing.  The Closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Sidley Austin LLP, at 555 West Fifth Street, 40th Floor, Los Angeles, California 90013, on the date of the satisfaction or waiver of the conditions precedent set forth in Articles VII and VIII, simultaneous with the closing of the SunFuels Mergers.  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

6.2           Deliveries by Seller.  At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Purchaser the following:

(a)           The Related Agreements;

(b)           A certificate dated the Closing Date of Seller certifying as to the compliance by Seller with Sections 7.1 and 7.2;

(c)           A certificate of Seller’s secretary certifying resolutions of the board of directors of Seller approving this Agreement and the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller).

6.3           Deliveries by Purchaser.  At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Seller the following:

(a)           The Shares, duly endorsed to Seller or accompanied by duly executed stock powers reasonably satisfactory to Seller;

(b)           A certificate, dated the Closing Date, of an executive officer of Purchaser, certifying as to compliance by Purchaser with Sections 8.1 and 8.2;

(c)           A certificate of Purchaser’s secretary or equivalent officer certifying resolutions of the board of managers of Purchaser approving this Agreement and the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser).

ARTICLE VII

CONDITIONS PRECEDENT

TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under Article II are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

7.1           Warranties True as of Both Present Date and Closing Date.  The representations and warranties of Seller contained herein shall have been true, accurate and correct in all material respects on and as of the date of this Agreement, and shall also be true, accurate and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date.

7.2           Compliance with Agreements and Covenants.  Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3           Consents and Approvals.  Purchaser shall have received written evidence reasonably satisfactory to it that all of the consents, approvals and filings set forth on Schedule 3.3 (“Required Consents”) have been made or obtained.

7.4           Documents.  Purchaser shall have received all of the agreements, documents and items specified in Section 6.2.

7.5           Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened that would reasonably be expected to enjoin, restrain or prohibit, or would reasonably be expected to result in substantial damages in respect of, the performance of any provision of this Agreement or the consummation of the Contemplated Transactions.

ARTICLE VIII

CONDITIONS PRECEDENT

TO OBLIGATIONS OF SELLER

The obligations of Seller under Article II are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

8.1           Warranties True as of Both Present Date and Closing Date.  The representations and warranties of Purchaser contained herein shall have been true, accurate and correct in all material respects on and as of the date of this Agreement, and shall also be true, accurate and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

8.2           Compliance with Agreements and Covenants.  Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3           Consents and Approvals.  Seller shall have received written evidence reasonably satisfactory to it that all of the Required Consents have been made or obtained.

8.4           Documents.  Seller shall have received all of the agreements, documents and items specified in Section 6.3.

8.5           Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened that would reasonably be expected to enjoin, restrain or prohibit, or would reasonably be expected to result in substantial damages in respect of, the performance of any provision of this Agreement or the consummation of the Contemplated Transactions.

8.6           Blue Sun Transaction.  The SunFuels Mergers shall have become effective.

8.7           Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

ARTICLE IX

TERMINATION

9.1           Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Seller Stockholder Approval is obtained, as follows:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by either Seller or Purchaser:

(i)           if the Closing shall not have occurred on or before December 31, 2007 (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(ii)           if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its commercially reasonable efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 5.2; or

(iii)           if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholder Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or the Seller Stockholder Meeting shall not have been held because of action taken by Seller pursuant to the proviso in the first sentence of Section 5.4;

(c)           by Seller if Purchaser shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement that (i) would give rise to the failure of a condition set forth in Section 8.1, or 8.2 to be satisfied and (ii) cannot be or has not been cured prior to the earlier to occur of (A) 30 days after the giving of written notice to Purchaser by Seller of such breach or (B) the Termination Date;

(d)           by Seller (i) pursuant to Section 5.3(e)(i) or (ii) pursuant to Section 5.3(e)(ii); provided that prior to or concurrently with such termination, Seller pays as directed by Purchaser in immediately available funds the Termination Fee;

(e)           by Purchaser if Seller shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement that (i) would give rise to the failure of a condition set forth in Section 7.1, or 7.2 to be satisfied and (ii) cannot be or has not been cured prior to the earlier to occur of (A) 30 days after the giving of written notice to Seller by Purchaser of such breach or (B) the Termination Date;

(f)           By Seller if Seller determines in good faith that the consummation of the Contemplated Transactions significantly impedes, hinders, delays or otherwise obstructs the consummation of the SunFuels Mergers, including the completion and effectiveness of the registration of shares and the proxy statement related thereto and the receipt of any necessary approvals of Governmental Authorities or The Nasdaq Stock Market; provided that prior to or concurrently with such termination, Seller pays as directed by Purchaser in immediately available funds the Termination Fee;

(g)           By Purchaser if the employment of Turek and Duke by Seller is terminated prior to the Closing Date without cause.  For purposes of this clause (g), “cause” shall mean any cause for termination of employment, as determined by the Special Committee of the Board of Directors of Seller in good faith; or

(h)           By Seller if the Agreement and Plan of Merger dated as of January 26, 2007, by and among M-Wave, Inc., Ocean Merger Sub, Inc., SunFuels, Inc. and Blue Sun Biodiesel, LLC is terminated or the SunFuels Mergers are otherwise called off.

9.2           Effect of Termination. In the event of a termination of this Agreement by either Seller or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Seller or Purchaser or their respective officers, directors, stockholders or affiliates, except for the payment of the Termination Fee as provided in Section 9.1(d); provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1           Expenses.  Each party hereto shall bear its own expenses with respect to the Contemplated Transactions.

10.2           Amendment.  This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

10.3           Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission, (c) on the next business day if sent by reputable  overnight  courier on a next day basis or (d) three business days after being deposited in the mail, certified or registered, postage prepaid:

If to Seller before the SunFuels Merger, addressed as follows:

M-Wave, Inc.
11533 Franklin Avenue
Franklin Park, IL 60131
Attn: Jim Mayer
Telephone No.: (630) 562-5550
Facsimile No.:  (630) 562-2431

With a copy to:

Sidley Austin LLP
555 West 5th Street
40th Floor
Los Angeles, CA  90013
Attn: Stephen D. Blevit
Telephone No.:  (213) 896-6029
Facsimile No.:  (213) 896-6600

If to Seller after the SunFuels Merger, addressed as follows:

Blue Sun Biodiesel, Inc.
1400 West 122nd Ave., Suite 110
Westminster, CO  80234
Attn: Todd Kleinman
Telephone No.: (303) 865-7700
Facsimile No.:  (303) 865-7705

With a copy to:

Faegre & Benson LLP
1900 15th Street
Boulder, CO 80302
Attn: James H. Carroll
Telephone No.: (303) 447-7700
Facsimile No.: (303) 447-7800

If to Purchaser, addressed as follows:

M-Wave International, Inc.
11533 Franklin Avenue
Franklin Park, IL 60131
Attn: Joe Turek
Telephone No.: (630) 562-5550
Facsimile No.:  (630) 562-2431

With a copy to:

Chuhak & Tecson, P.C.
30 S. Wacker, Suite 2600
Chicago, IL 60606
Attn: Edwin I. Josephson
Telephone No.: (312) 855-9300
Facsimile No.: (312) 368-9027

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.4          Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.5          Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of any rights or obligations shall be made by Seller without the written consent of Purchaser or by Purchaser without the written consent of Seller.

10.6          No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

10.7          Further Assurances.  Upon the reasonable request of Purchaser, Seller will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Acquired Assets, and to otherwise carry out the purposes of this Agreement.

10.8          Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10.9          Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the Contemplated Transactions and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

10.10        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

10.11        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12        Facsimile Signatures.  Any signature page delivered pursuant to this Agreement  or any other document delivered pursuant hereto via facsimile shall be binding to the same extent as an original signature.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

10.13        Exclusion of Certain Damages.  Each of the parties hereto agrees that none of the parties hereto shall be liable to the other for any incidental, consequential or special damages arising out of the breach of this Agreement by such party.

10.14        Certain Agreements of Turek and Duke.  For the avoidance of doubt, Turek and Duke are executing this Agreement only for purposes of being bound by Sections 2.1, 5.1, 5.2, 5.8, 5.10, Article IV, Article IX and Article X, as applicable.  Further, Turek and Duke acknowledge and agree to the provisions of Section 5.3, Section 6.1 and Article VIII.  Turek and Duke agree that the defined terms used in any such Section or Article shall have the meaning ascribed to them in Article I.  Turek and Duke's acknowledgement and agreement of Section 5.3, Section 6.1 and Article VIII shall not be deemed to create any additional liability to either Turek or Duke.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

M-WAVE, INC.

By:	/s/ Jim Mayer
Name:	Jim Mayer
Title:	Interim CEO

M-WAVE INTERNATIONAL, LLC

/s/ Joseph Turek
JOSEPH TUREK

/s/ Robert Duke
ROBERT DUKE

S-1

Schedule 1.1

Excluded Contracts

1. Agreement and Plan of Merger dated as of January 26, 2007, by and among M-Wave, Inc., Ocean Merger Sub, Inc., SunFuels, Inc. and Blue Sun Biodiesel, LLC.

2. Exercise Agreement dated as of January 26, 2007, by and among M-Wave, Inc., MAG Capital, LLC, Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd.

3. Legal services agreement dated June 9, 2005, between M-Wave, Inc. and Ellenoff, Grossman, & Schole LLP.

4. Professional services agreement dated November 13, 2006, between M-Wave, Inc. and B. Riley & Co.

5. Professional services agreement dated October 9, 2006, between M-Wave, Inc. and Donohoe Advisory Services.

6. Legal services agreement dated December 7, 2006, between M-Wave, Inc. and Sidley Austin LLP.

7. All agreements, documents and instruments related to the offering or sale of Seller’s Series A Preferred Stock.

8. All agreements, documents and instruments related to the offering or sale of Seller’s Series B Preferred Stock.

9. All Stock Option Agreements.

10. All Warrants to purchase securities of Seller.

11. All D&O insurance policies, including any D&O “tail” policy.

12. All employee benefit plans, including the following:

a.           2003 Stock Incentive Plan of Parent.

b.           Medical Plan between Parent and Blue Cross/Blue Shield, HMO and PPO.

c.           Dental Plan between Parent and First Commonwealth (HMO)/Guardian (PPO).

d.           Vision Plan between Parent and Vision Service Plan.

e.           Life and Long Term Disability Plans between Parent and Jefferson Pilot/Guardian

13. Severance Agreement between Parent and Jeff Figlewicz dated July 12, 2006.

i

Schedule 2.3(e)

Intellectual Property

The following patents:

Item	Description	Serial #	Filing Date

1	Multilayer PC Board Using Polymer Thick Films	4775573	10/4/1988
2	Method of Making Multilayer PC Board Using Polymer Thick Films	4854040	8/8/1989
3	Method For Making Circuit Board Having a Metal Support	5210941	5/18/1993
4	Circuit Board Having A Bonded Metal Support	5366027	11/22/1994
5	Conductive Adhesive for Use in a Circuit Board	5432303	7/11/1995
6	Circuit Board Assembly With Foam Substrate and Method of Making Same	5733639	3/21/1998
7	Printed Circuit Board Process Using Plasma Spraying of Conductive Metal	5891527	4/6/1999
8	Printed Circuit Board Process Using Plasma Spraying of Conductive Metal	5891528	4/6/1999

Schedule 2.4(c)

Assigned Contracts

1.             Supply chain service agreement dated February 1, 2005 between M –Wave, Inc. and Pennatronics.

2.             Supply chain service agreement dated December 4, 2001 between M –Wave, Inc. and Federal Signal Corp.

3.             Supply chain service agreement dated November 9, 2005 between M –Wave, Inc. and Federal Signal APD.

4.             Consigned inventory agreement dated March 4, 2006 between M-Wave, Inc. and Federal Signal Vama.

5.             VAP agreement dated November 9, 2006 between M –Wave, Inc. and Richardson Electronics Corporation.

6.             Logistics services agreement dated November 13, 2006 between M –Wave, Inc. and NRC Corporation.

7.             Logistics services agreement dated November 13, 2006 between M –Wave, Inc. and RS Electronics Corporation.

8.             IT service agreement dated August 3, 2005 between M –Wave, Inc. and External IT.

9.             Cellular phone service agreement dated June 1, 2005 between M –Wave, Inc. and T-Mobile.

10.           Lease agreement dated December 1, 2005 between M –Wave, Inc. and Harbrook Tool & Mfg.

11.           Freight provider agreement dated February 1, 2005 between M-Wave, Inc. and United Parcel Service Inc.

12.           Maintenance agreement dated October 1, 2004 between M-Wave, Inc. and Microsoft Business Solutions, Inc.

13.           Voice over internet protocol service agreement dated October 3, 2005 between M-Wave, Inc. and Aptela Inc.

14.           Sales representative agreement dated February 2, 1996 between M-Wave, Inc. and Giga-Tron.

15.           Sales representative agreement dated September 1, 2004 between M-Wave, Inc. and DLS Electronics.

16.           Sales representative agreement dated June 1, 2004 between M-Wave, Inc. and Frontier Cable.

17.           Sales representative agreement dated September 1, 2003 between M-Wave, Inc. and Raven Hill.

18.           Sales representative agreement dated November 1, 2002 between M-Wave, Inc. and Bager Sales.

19.           Sales representative agreement dated March 11, 2002 between M-Wave, Inc. and New England Group.

20.           Sales representative agreement dated September 1, 2002 between M-Wave, Inc. and Tri-Tech.

21.           Sales representative agreement dated March 1, 2002 between M-Wave, Inc. and Unity Sales.

22.           Sales representative agreement dated March 1, 2003 between M-Wave, Inc. and PowerTek.

23.           Sales representative agreement dated April 1, 2005 between M-Wave, Inc. and Dragonfly.

24.           Joint venture agreement dated October 10, 2006 between M-Wave, Inc. and I.W.R.E.

25.           Sales agreement dated November 1, 2006 between M-Wave, Inc. and 3XA.

26.           To the extent assignable, the following insurance policies:

Policy Name	Policy Number	Expires	Insurer
Commercial	3583-41-06	7/5/2007	Chubb
Workers Comp	7171-18-78	7/5/2007	Chubb
Umbrella	7982-24-44	7/5/2007	Chubb
Ocean/Air Cargo-Marine	OC96076500	7/13/2007	Fireman Fund

Schedule 3.3

Required Consents

1.             The approval of Seller’s shareholders.

2.             The approval of the SEC of the Proxy Statement or the expiration of any applicable period during which the SEC could review the Proxy Statement.

3.             Consent of the landlord under lease agreement dated December 1, 2005 between M –Wave, Inc. and Harbrook Tool & Mfg.

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